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                                                                    Exhibit 99.1

[JLG LOGO]                                                         PRESS RELEASE
                                                           FOR IMMEDIATE RELEASE

JLG INDUSTRIES, INC.
1 JLG Drive
McConnellsburg, PA 17233-9533
Telephone (717) 485-5161                                   CONTACT: JUNA ROWLAND
Fax (717) 485-6417                     DIRECTOR - CORPORATE & INVESTOR RELATIONS
www.jlg.com                                           (240) 313-1816, ir@jlg.com



                       JLG DISCLOSES INFORMAL SEC INQUIRY

         MCCONNELLSBURG, PA, FEBRUARY 27, 2004 - JLG Industries, Inc. (NYSE:
JLG) today announced that it has received notification that the Securities and Exchange Commission ("SEC") has begun an informal inquiry relating to accounting and financial reporting in connection with the Company's previously announced restatement of its audited financial statements for the fiscal year ended July 31, 2003 and possibly for the first fiscal quarter ended October 31, 2003. The notification advises that the existence of the inquiry should not be construed as an expression or opinion of the SEC that any violation of law has occurred, nor should it reflect adversely on the character or reliability of any person or entity or on the merits of the Company's securities.

      JLG Industries, Inc. is the world's leading producer of access equipment and highway-speed telescopic hydraulic excavators. The Company's diverse product portfolio encompasses leading brands such as JLG(R) aerial work platforms, JLG(R), SkyTrak(R), Lull(R) and Gradall(R) telehandlers; Gradall excavators, and an array of complementary accessories that increase the versatility and efficiency of these products for end users. JLG markets its products and services through a multi-channel network that includes a highly trained and skilled direct sales force, direct marketing, the Internet, integrated supply programs and a network of distributors. In addition, JLG offers world-class after-sales service and support for its customers in the industrial, commercial, institutional and construction markets. JLG's manufacturing facilities are located in the United States and Belgium, with sales and service locations on six continents.

      This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance, and involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: (i) general economic and market conditions, including political and economic uncertainty in areas of the world where we do business; (ii) varying and seasonal levels of demand for our products and services; (iii) limitations on customer access to credit for purchases; (iv) credit risks from our financing of customer purchases; and (v) costs of raw materials and energy, as well as other risks as detailed in the Company's SEC reports, including the report on Form 10-Q for the quarter ended October 31, 2003.

                    For more information, visit www.jlg.com.

   NOTE: Information contained on our website is not incorporated by reference into this press release.